November 6, 2007

CONSENT OF ACCOUNTANT

Board of Directors
Axius, Inc.
Taguig City, Philippines

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form SB-2, Registration Statement under the Securities Act of 1933, filed by Axius, Inc. of our report dated November 6, 2007, relating to the financial statements of Axius, Inc., a Nevada Corporation, for the period ending October 31, 2007.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC